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                                                                  Exhibit 10.51

                                   SUMMARY OF
                    KEY DOMESTIC EMPLOYMENT RETENTION PLAN

A. For the key domestic employees included in the employee retention plan, the Company will provide the following severance, stay bonus and transaction bonus opportunities in lieu of existing severance/contract obligations. As a condition to inclusion in the retention plan, employees must agree to waive and release any and all claims under any prepetition agreements, practices or policies, whether express or implied, written or oral.

B. Existing indemnification and other like agreements or obligations held by key employees (whether contained in employment agreements, contracts or otherwise) are not being affected by the retention plan.

1.  Severance Protection

(A)  Senior Managers
     (i) Corporate                   6 Months
     (ii) Divisional                 6 Months
(B)  Managers                        4 Months
(C)  Supervisors/Directors           3 Months

    All severance will be base salary only. Fringe benefits will cease upon termination other than COBRA (federally mandated). Severance will be paid semi-monthly over the severance period. To the extent divisions or the Company are sold, severance will be paid if the buyer does not offer the employee a job at a substantially equivalent position and salary.

2.  Stay Bonuses

    Stay Bonuses will be paid in accordance with the following percentages of base salary.

(A)  Senior Managers
     (i) Corporate                   125% of base salary
     (ii) Divisional                 100% of base salary
(B)  Managers                        55% of base salary
(C)  Supervisors/Directors           35% of base salary

    Stay Bonus amounts will be paid in accordance with the following schedule:

Payable 12/10/01                          1/3 of Stay Bonus
Payable 6/10/02                           1/3 of Stay Bonus
Plan of Reorganization Date ("POR Date")  Balance of any unpaid stay bonus







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     The Company will have no obligation to continue to employ any employee for any particular time period.

     For divisions that are sold prior to POR date, divisional key employees will be paid the balance of any unpaid stay bonus upon consummation of the sale of the division.

     To earn each stay bonus payment, the key employee must be employed by the Company at the time that each stay bonus payment is due to be paid.

     The Stay Bonus will replace existing bonus and other incentive compensation programs.

3.   Transaction Bonuses

     a. Individual Division Sale -- To the extent divisions are sold prior to the POR Date, transaction bonuses will be payable to Category A and B Managers. A transaction bonus pool for each division will be created equal to amounts ranging from 1.5 to 5 percent of the amount by which net consideration received for such division exceeds certain baseline amounts to be determined for such division following the completion of the ongoing business plan review process. No more than 50% of the bonus pool will be allocated to the division president with the balance to be allocated among eligible divisional managers.

     b. Sale of Total Company -- If the total Company is sold, a transaction bonus pool will be created equal to 1.5 percent of the amount by which the aggregate recoveries by Constituencies from the Constituency Payment Pool (such terms as defined in the Motion) exceeds $1 billion, with a minimum bonus pool of $6 million, less, in each case, transaction bonus amounts paid with respect to prior sales of divisions (including foreign divisions). Allocations of this bonus pool will be determined by the Debtors' Chief Restructuring Officer, with the approval of the Chief Executive Officer and the Board of Directors.

     c. Plan of Reorganization -- To the extent there is a restructuring, rather than a sale, of all or part of the Company, no transaction bonuses will be paid beyond those related to divisions already sold. It is contemplated that personnel retained by the reorganized company will receive incentives in the reorganized company (i.e. options).

4.   New Hires

     New hires and promotions of key employees may be added to the retention plan. It is anticipated that the cost associated with these key employees will be offset by workforce attrition.



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                      KEY DOMESTIC EMPLOYEE RETENTION PLAN

                               EXECUTIVE SUMMARY


                                                   Cost -- $
                                            -------------------------
      Category      #      Base Salary      Severance      Stay Bonus
      --------     ---     -----------      ---------      ----------
         A           8       2,987,594      1,493,797       3,212,594
         B          63      13,082,701      4,377,734       6,906,973
         C         174      17,926,212      4,481,553       5,523,580
                   ---      ----------     ----------      ----------
       TOTAL       245      33,996,507     10,353,084      15,643,147
                   ===      ==========     ==========      ==========